Exhibit 10.10

[*]	Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

MASTER SERVICES AGREEMENT BETWEEN UNICYCIVE THERAPEUTICS, INC.AND ASCENT DEVELOPMENT SERVICES, INC.

This Master Services Agreement (this “Agreement”) is effective as of 08 February 2021 (the “Effective Date”) by and between Unicycive Therapeutics, Inc. a corporation organized and existing under the laws of Californa, USA and having a place of business at 5150 El Camino Real, Suite A-32, Los Altos, CA 94022 (“Unicycive”) and Ascent Development Services, Inc., a corporation organized under the laws of Japan having a place of business at Shibuya SOLASTA 3F, 1-21-1 Dogenzaka, Shibuya-ku, Tokyo 150-0043, Japan (“Ascent”). Unicycive and Ascent may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Unicycive desires to develop the investigational product Renazorb or other investigational products as agreed by the parties (the “Compound(s)”) for clinical use in Japan and other Asian countries (“Asian Countries”) to commercialize the Compound in Asian Countries;

WHEREAS, Unicycive desires to obtain the services of Ascent in connection with the Asian development of Unicycive’s Compound(s) (“Project”) and Ascent is willing to provide such services to Unicycive under the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, the Parties hereby agree as follows:

1	SERVICES AND STATEMENTS OF WORK.

1.1	Engagement. Unicycive hereby retains Ascent to provide certain services in connection with the Projects (the “Services”), and Ascent agrees to provide the Services to Unicycive under the terms and conditions of this Agreement.

1.2	Statements of Work. This Agreement contains general terms and conditions under which Unicycive would engage Ascent and under which Ascent would provide Services to Unicycive. Unicycive and Ascent must complete and execute a work order, project order or statement of work for each Project referencing this Agreement (each, a “Statement of Work”) before any Services are provided. Each Statement of Work shall describe in reasonably sufficient detail, (i) the Services to be performed, (ii) the clinical study to be conducted (if applicable), (iii) the materials, reports, documentation or other deliverables to be provided to Unicycive (the “Deliverables”), (iv) the specifications thereto (if applicable), (v) any special terms and conditions applicable to such Services or Deliverables, (vi) an estimate of the costs and payments for such Services, (vii) the schedule for the provision of such Services and Deliverables, and (viii) the project representatives for each Party. Neither Unicycive nor Ascent is obligated to execute any Statement of Work. Once executed, each Statement of Work becomes part of this Agreement, and each such Statement of Work and this Agreement shall constitute the entire agreement for the Services provided under such Statement of Work. The terms in a Statement of Work will apply only to Services described in that Statement of Work.

1.3	Scope of Services. The Services to be performed by Ascent as part of a Project and pursuant to the Statement of Work for such Project may include some or all of the following:

1.3.1	Perform market research, including interviews with key opinion leaders, industry experts, and relevant organizations; collect information concerning current treatment practice and unmet medical need; and make key success factor and competitive analyses for the development of the Compound in Japan;

1.3.2	Build project management procedure and infrastructure necessary for implementation of the Services;

1.3.3	Hire and manage analysis agencies and contract research organizations (“CROs”) to monitor and manage the progress of the Project;

1.3.4	Obtain government permission required for the conduct of clinical trials and the import of the Compound and establish the system required for safekeeping and arrangement of transportation of the Compound;

1.3.5	Prepare or translate the investigator's brochure, the informed consent form, and the clinical study protocol, and other documentation required for conduct of a clinical trial;

1.3.6	Select and retain medical professionals and experts with relevant cumulative experience and knowledge, as necessary;

1.3.7	Select medical institutions and investigators responsible for the Project and secure the number of medical institutions and trial subjects required to conduct the Project;

1.3.8	Collect and report information concerning side effects of the Compound;

1.3.9	Manage the closing process of the Project;

1.3.10	Construct a system for safekeeping, control, and maintenance of all the relevant documents throughout the required document-retention period;

1.3.11	Report on the progress and results of the Project to Unicycive;

1.3.12	Prepare and keep record of expenses incurred in performing the Services; and

1.3.13	Any other services that the Parties may specify in such Statement of Work.

1.4	Subcontracting. Ascent shall not subcontract the Services, in whole or in part, to any third party without the prior written consent of Unicycive. All permitted subcontracted Services shall be performed under the terms of a written agreement entered into between Ascent and a qualified subcontractor or consultant; provided, however, that Ascent shall be responsible for the performance of such subcontractors and consultants. Each such subcontract agreement shall include terms and conditions consistent with the terms and conditions of this Agreement, including without limitation terms and conditions with respect to Inventions (as defined in Section 13.2) and Confidential Information (as defined in Section 4.1) sufficient to secure and protect the rights of Unicycive consistent with the intent of this Agreement. Each such subcontract agreement shall include, to the extent permitted under applicable law, a provision that makes Unicycive a third party beneficiary of Ascent’s rights under such subcontract agreement, including without limitation the right for Unicycive to enforce the confidentiality and intellectual property ownership provisions in such subcontract directly against such subcontractor.

1.5	Changes to a Statement of Work. During the term of this Agreement, the Parties may make changes to any Statement of Work by preparing an amendment reflecting such changes, which shall be signed by both Parties (a “Change Order”). The Change Order will become effective upon the execution of the Change Order by both Parties, and Ascent will be given a reasonable period of time under the circumstances within which to implement the changes, as further detailed in the Change Order. Both Parties agree to act in good faith and promptly when considering a Change Order requested by the other Party. While the Parties negotiate a Change Order, Ascent is hereby authorized to provide additional services, the performance of which shall be subject to the terms of this Agreement; provided that such additional services and any costs associated with such additional services are specifically requested and authorized in writing by Unicycive. Unicycive hereby agrees to pay for such authorized additional services at a price mutually agreed upon in writing by the Parties regardless of whether or not a Change Order is executed by the Parties.

1.6	Instruction; Performance. Unicycive may give instructions to Ascent in writing concerning Ascent’s implementation and performance of the Services from time to time when necessary, and Ascent shall take appropriate measures in accordance with the instructions given by Unicycive, provided that, to the extent any such instructions would require a change in the applicable Statement of Work, the Parties shall execute a Change Order pursuant to Section 1.5. Ascent shall perform all Services identified in any Statement of Work (i) in compliance with (a) the terms, conditions and specifications set forth in the Statement of Work, including without limitation, the protocol for the applicable Services (as may be amended or updated from time to time by Unicycive) and (b) the terms and conditions of this Agreement, (ii) in a professional manner in accordance with accepted industry standards, and (iii) using commercially reasonable efforts to perform all Services, and deliver all Deliverables, in accordance with the timelines set forth in the Statement of Work.

2	RESPONSIBILITIES OF ASCENT

2.1	Compliance with Government Laws and Regulations. Ascent will perform the Services in compliance with any and all applicable national, provincial and local laws, rules and regulations, including without limitation any regulations promulgated by regulatory authorities which apply to the Services in any country or territory in which they are provided (collectively, “Applicable Law”).

2.2	Regulatory Filings. Except as separately agreed to in writing between the Parties, Ascent shall be solely responsible, at the sole cost and expense of Unicycive, for preparing and filing any and all regulatory filings relating to the Project and the Services and shall be responsible for all interactions with regulatory authorities relating thereto. Ascent shall make available to Unicycive, or to the responsible regulatory authority, any and all relevant records, programs and data as may be reasonably requested by Unicycive for purposes relating to Unicycive’s regulatory filings.

2.3	Adverse Events. In the event that under this Agreement or any Statement of Work, Ascent shall be responsible for reporting to the applicable regulatory authorities any adverse events related to the use of the Compound, Ascent shall provide Unicycive with prompt prior written notice upon becoming aware of the need to make such reports, and shall provide Unicycive with a copy of any such proposed communication with regulatory authorities for review and comment. Unicycive shall provide such comments promptly and in any event within five (5) days of receiving notice of the need for such report, and Ascent shall incorporate any reasonable comments from Unicycive in such report.

2.4	Informed Consent. Under this Agreement, Ascent may develop a standard form of informed consent (an “Informed Consent”) for each Project and require each study subject to sign such Informed Consent prior to such study subject’s participation in the applicable study. All such Informed Consents shall comply with the requirements of the study protocol and all Applicable Law. The approved form of Informed Consents shall include language intended to serve as appropriate authorization for the disclosure of protected health information of the applicable study subject, including without limitation all Personal Data (as defined in Section 6.1) to Ascent and Unicycive. Ascent will provide Unicycive with copies of all Informed Consents from the study sites for approval prior to being put into effect. The Informed Consents and any modifications thereto shall be subject to the approval of Unicycive and the relevant Institutional Review Board prior to any use thereof. Any transfer of responsibility for obtaining Informed Consent as required under Applicable Law will be set forth in the applicable Statement of Work.

2.5	Study Sites. Each study site and investigator proposed by Ascent for participation in the study must be approved by Unicycive prior to initiation of any on-site study-related activities involving that study site or investigator. Following receipt of such approval by Unicycive, Ascent will assist with negotiation and execution of a clinical trial agreement with each such investigator in the form approved by Unicycive. Unless otherwise specifically requested by Unicycive in writing or required under Applicable Law, Ascent will not contract directly as a party to any clinical trial agreements with participating study sites. The clinical trial agreements and any modifications thereto shall be subject to the written approval of Unicycive prior to any use thereof.

3	RESPONSIBILITIES OF UNICYCIVE

3.1	Unicycive Supplied Materials. Unicycive shall, in accordance with the applicable Statement of Work, deliver to Ascent, at Unicycive’s cost and expense, any and all materials, including but not limited to the Compound, identified in the Statement of Work as Unicycive’s responsibility to deliver to Ascent or otherwise agreed to between the Parties (collectively, the “Unicycive Supplied Materials”). Unicycive shall at all times retain title to any and all Unicycive Supplied Materials. Ascent shall provide storage of the Unicycive Supplied Materials in accordance with the applicable specifications for such Unicycive Supplied Materials as supplied by Unicycive to Ascent. Ascent shall only use the Unicycive Supplied Materials for the purpose of conducting the Projects and for no other purpose. Ascent shall not allow any Unicycive Supplied Materials to be transferred to any third parties not authorized by Unicycive. If any quantity of the Compound or any Unicycive Supplied Materials are lost, damaged, or destroyed (unless authorized by Unicycive in writing) while in Ascent’s control due to the negligent or intentional act or omission of Ascent or its employees or agents, Ascent will promptly provide Unicycive with appropriate documentation as to the occurrence, and, in Unicycive’s sole discretion, Ascent shall be liable to Unicycive for the replacement cost of such Compound or such Unicycive Supplied Materials. Ascent shall maintain complete and accurate records accounting for and documenting the use of all Unicycive Supplied Materials.

3.2	Fees and Expenses. Unicycive shall pay Ascent for the Services performed under this Agreement and any Statement of Work in accordance with the rates for such Services set forth in such Statement of Work, including any bank transfer and currency exchange fees associated with each payment. Ascent shall invoice Unicycive according to the terms in the applicable Statement of Work.

3.3	Side Effects. Ascent shall notify Unicycive immediately in writing upon becoming aware of any side effects arising from the use of the Compound in relation to the Project. Unicycive shall provide Ascent with information on side effects with respect to the Compound within a reasonable period of time after Unicycive becomes aware of any such side effects.

4	CONFIDENTIALITY

4.1	Confidential Information. “Confidential Information” means any and all confidential or proprietary information and materials that will be or have been disclosed or otherwise provided by either Party (the “Discloser”) to the other Party (the “Recipient”) in writing, physically, orally or visually in connection with the Services, and that: (a) is identified as confidential or proprietary at the time of disclosure; or (b) by its nature should reasonably be understood by the Recipient to be confidential or proprietary. Confidential information shall include, without limitation, any and all information concerning Discloser’s know-how, data, specifications, documents, techniques, processes, protocols, formulae, chemical structures and identity, product samples, computer programs, software, apparatus, reports, trade secrets, business plans, referral sources, billing information, fee structures, identity and compensation to employees, contracts and leases, client lists, business models, technology, data, plans, specifications, study management tools, or other information, and any and all of such information that the Discloser is under an obligation to a third party to maintain as confidential.

4.2	Protection of Confidential Information. The Parties acknowledge that in the course of the work hereunder, it will be necessary for each Party to disclose Confidential Information to the other Party. Each Party, as a Recipient, agrees not to transfer or otherwise disclose any Confidential Information to any third party, and not to use the Confidential Information except solely to perform its obligations under this Agreement. Each Party, as a Recipient, (i) may disclose Confidential Information solely to those of its affiliates, employees, representatives, agents, independent consultants and advisors (collectively, “Representatives”) on a need-to-know basis who are bound by written obligations of non-disclosure and non-use no less protective than those contained herein, and (ii) shall take the same precautions to protect against unauthorized disclosure or use of such Confidential Information that such Party takes to protect its own confidential information, but in no event less than a reasonable standard of care.

4.3	Exception to Confidentiality Obligation. Notwithstanding the foregoing, the confidentiality and non-use obligations set forth in this Article 4 shall not apply to:

4.3.1	Information which the Recipient can prove to have already been known to or possessed by it prior to the disclosure by Discloser, provided that the source of such information was not known by the Recipient or its Representatives to be bound by a confidentiality obligation to the Discloser;

4.3.2	Information which has already been known to the public prior to its disclosure to the Recipient by or on behalf of the Discloser;

4.3.3	Information which becomes known to the public after the disclosure without any fault of the Recipient;

4.3.4	Information which is lawfully received by the Recipient from a third party having legitimate authority to disclose such information and not bound by a confidentiality obligation to the Discloser; and

4.3.5	Information which is independently developed by Recipient without access to or use of the Confidential Information of the other Party.

4.4	Required Disclosure of Confidential Information. The Recipient may disclose Confidential Information of the Discloser to a court or other government body of competent jurisdiction when required to do so pursuant to an order of such body or if otherwise required to do so pursuant to Applicable Law (including without limitation in connection with filings with the United States Food and Drug Administration, the United States Securities and Exchange Commission, or any other applicable governmental agency) or the rules of any securities exchange, provided it uses reasonable efforts (i) to give prompt prior notice to the Discloser to contest such order, and (ii) to limit disclosure to that which is required pursuant to Applicable Law.

4.5	Effect of Termination. Upon termination of this Agreement, all Confidential Information (and all copies thereof) furnished to the Recipient or its Representatives by or on behalf of the Discloser pursuant hereto, shall be, at the Discloser’s option, returned to the Discloser or destroyed and no copy thereof shall be retained, except (i) that a single copy of all such Confidential Information may be retained in confidence by the Recipient’s internal or outside legal counsel solely for the purposes of determining its obligations hereunder, and (ii) the Recipient may retain one or more copies of Confidential Information if the Recipient is required to retain one or more copies of any such Confidential Information to comply with all Applicable Law. The Recipient and its Representatives will continue to be bound by its obligations of non-use and non- disclosure of Confidential Information of the Discloser under this Agreement for seven (7) years after termination of this Agreement; provided, however, that the obligations of the Recipient and its Representatives with respect to trade secrets of the Discloser shall continue perpetually after termination of this Agreement.

4.6	Equitable Relief. The Parties acknowledge that remedies at law may be inadequate to protect the Discloser against any actual or threatened breach by the Recipient or its Representatives of the confidentiality provisions of this Agreement, and, without prejudice to any other rights and remedies otherwise available to the Discloser, the Discloser may seek injunctive relief in the Discloser’s favor to bar the use or disclosure of Confidential Information without proof of actual damages or requirement to post bond.

5	REPRESENTATIONS AND WARRANTIES

5.1	Representations of Each Party. Each Party represents, warrants and covenants to the other Party that:

5.1.1	It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder; and

5.1.2	The terms of this Agreement are not inconsistent with, or do not constitute a violation of, any contractual or other legal obligation to which such Party is subject.

5.2	Representations of Unicycive. Unicycive represents, warrants and covenants to Ascent that:

5.2.1	Unicycive shall perform its activities under this Agreement in compliance with Applicable Law; and

5.2.2	All Compound supplied by Unicycive to Ascent for use in studies as part of a Project shall be manufactured in compliance with current Good Manufacturing Practices as required by applicable regulatory authorities.

5.3	Representations of Ascent. Ascent represents, warrants and covenants to Unicycive that:

5.3.1	Ascent shall perform the Services in a professional and workmanlike manner in accordance with Applicable Laws and regulations in the countries or territories in which Services are provided as well as any clinical study protocols or standard operating procedures described in the applicable Statement of Work;

5.3.2	The Deliverables shall comply with any applicable specifications set forth in the applicable Statement of Work;

5.3.3	The Deliverables shall be free and clear of all liens, claims, encumbrances or demands of third parties, including any claims by any such third party of any right, title or interest in or to the Deliverables;

5.3.4	Ascent is not currently employing/contracting any individual/organization who has been (i) debarred pursuant to 21 U.S.C. § 335a (a) or (b); 306(A) or 306(B) of the Generic Drug Enforcement Act of 1992, (ii) disqualified as a testing facility under C.F.R. Part 58, Subpart K, or (iii) disqualified or restricted under 21 C.F.R. 312.70 or, in each of cases (i)-(iii), under any similar laws or regulations in other countries in which Services are provided, from providing services in any capacity to a person that has an approved or pending drug product application under any Applicable Law (a “Debarred Individual”) or an employer, employee or partner of a Debarred Individual;

5.3.5	Ascent has never been and is not currently a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. § 335a (a) or (b) or barred by the applicable regulatory authorities in any other country or territory pursuant to similar laws or regulations (a “Debarred Entity”) or an employee, partner, shareholder, member, subsidiary or affiliate of a Debarred Entity;

5.3.6	Ascent will not use in any capacity under this Agreement the services of any individual, corporation, partnership, or association that has been (i) debarred under 21 U.S.C. § 335a (as shown in the most recently published FDA debarment list) or (ii) disqualified as a clinical investigator under the provision of 21 C.F.R. § 312.70 (as shown in the most recently published FDA debarment list) or, in each of cases (i) and (ii), any similar laws or regulations in the countries or territories in which Services are provided; and

5.3.7	If Ascent becomes aware of the debarment or disqualification of any such individual, corporation, partnership, or association providing Services under this Agreement, Ascent shall immediately notify Unicycive.

6	PROTECTION OF PERSONAL DATA

6.1	Personal Data. With respect to the treatment of any personally identifiable information (“Personal Data”) that may come to the knowledge or possession of either Party in connection with any Project, any Statement of Work, the Services or otherwise under this Agreement, each Party represents and warrants to the other Party that it shall comply with the personal information protection laws, regulations and guidelines which may be applicable to the use or security of Personal Data (collectively, the “Applicable Data Privacy Laws”).

6.2	Security. Each Party shall take appropriate security measures to prevent unauthorized access to, or unauthorized disclosure, use, loss or theft of such Personal Data from occurring in order to ensure protection of privacy of individuals, as required under Applicable Laws.

6.3	Security Breaches. If Ascent becomes aware of any breach of an Applicable Data Privacy Law relating to the Services, then it shall promptly notify Unicycive and, if requested, assist Unicycive in meeting any obligations under Applicable Data Privacy Law to notify regulatory authorities or other required parties at no additional cost to Unicycive.

7	MONITORING

7.1	Records. Ascent shall maintain all materials, information, source documents, correspondence, and data obtained or generated by Ascent or its affiliates, employees, agents, consultants, or contractors in the course of providing the Services hereunder, including without limitation all electronic media, computerized records and files (collectively “Records”) in accordance with this Agreement, the Statement(s) of Work and Applicable Law in a safe and secure manner protected from fire, theft, disclosure, and destruction.

7.2	Monitoring. Unicycive may take reasonable measures, including audit, review or inspection of the Records or any of Ascent’s facilities, personnel, documentation, procedures, equipment, records and activities used in performing the Services (“Performance Monitoring”) from time to time as necessary to verify that all the Services are performed properly and appropriately by Ascent in accordance with the terms of this Agreement, the Statement(s) of Work and Applicable Law. Ascent shall cooperate with Unicycive in the Performance Monitoring.

7.3	Reporting. Upon request of Unicycive from time to time, Ascent shall report the progress of the Services, any results obtained and any other relevant information.

8	DELIVERABLES

8.1	Submission of Deliverables. Ascent shall submit to Unicycive all Deliverables in the form and manner and in accordance with the schedule to be mutually agreed upon in the applicable Statement of Work.

8.2	Inspection of Deliverables. Upon receipt of the Deliverables, Unicycive shall have the right to inspect such Deliverables. If Unicycive finds that such Deliverables fail to comply with any applicable specification set forth in the applicable Statement of Work, or if Ascent otherwise breaches its obligations in the performance of the Services that renders the Deliverables partially or wholly invalid or unusable, Unicycive may reject such Deliverables by notifying Ascent promptly of such rejection.

8.3	Correction of Deliverables. If Unicycive rejects any Deliverables under Section 8.2, Ascent shall use its best efforts to cure the breach that constitutes the basis of such rejection without cost to Unicycive. If such breach cannot be reasonably cured, Ascent shall (i) return to Unicycive any and all payments made by Unicycive to Ascent in regards to the defective Deliverable or applicable Services, and (ii) reimburse Unicycive for the actual replacement cost of any Unicycive Supplied Materials consumed during Ascent’s performance of such Services.

8.4	Ownership of Deliverables. Subject to the provisions of Article 4 and Section 13.1, the Parties hereby acknowledge and agree that Unicycive shall own all right, title and interest in and to the Deliverables and that the Deliverables shall be deemed the Confidential Information of Unicycive.

9	CUSTODY OF MATERIALS

9.1	Custody of Materials. Unless and until delivered by Ascent to Unicycive, Ascent shall keep in its custody any unused Unicycive Supplied Materials, the Deliverables and the Records (collectively, the “Materials”) in an appropriate manner and prevent loss, damage, theft and unauthorized use or disclosure of Materials from occurring. Ascent shall not use any part of the Materials for any purpose other than to provide the Services under this Agreement and the Statement(s) of Work.

9.2	Return or Delivery of Materials. Upon request of Unicycive, Ascent shall return or deliver to Unicycive all requested Materials, including copies thereof, promptly. Upon any expiration or termination of this Agreement, Ascent shall promptly return to Unicycive or a third party designated in writing by Unicycive, at Unicycive’s reasonable cost and expense, any and all Materials under Ascent’s control, including copies thereof.

9.3	Retention by Ascent. If Unicycive requests Ascent to keep any Materials or any part thereof after the completion of Services, Ascent shall keep them in such manner and for such time as shall be agreed through consultation between the Parties.

10	INVESTIGATIONS BY REGULATORY AUTHORITIES

10.1	Investigations by Regulatory Authorities. Ascent shall promptly notify Unicycive of any regulatory inspection relating to the Services by a duly authorized representative (“Inspector”) of any government agency or other regulatory entity. Ascent shall provide Unicycive with the following data as soon as practicable: (i) the purpose of the inspection, (ii) the name and credential number of the Inspector, and (iii) a copy of all materials, correspondence, statements, forms, and records received or generated pursuant to such inspection or audit. Unless otherwise required by Applicable Law, Ascent shall not permit any inspection or audit relating to the Services or Unicycive’s Confidential Information without Unicycive’s prior written approval. In the event that Ascent does not receive prior notice of such regulatory inspection or audit, Ascent shall notify Unicycive as soon as practicable after such regulatory inspection or audit, and will provide in writing to Unicycive copies of all materials, correspondence, statements, forms, and records received or generated pursuant to such inspection or audit. Unicycive shall have the primary responsibility for preparing any responses relating to the Services that may be required by the government agency or regulatory entity; provided, however, that Ascent shall have the primary responsibility for preparing any responses relating to the method of performing the Services and Ascent’s operations and procedures. Ascent shall provide any proposed correspondence with government agencies or other regulatory entities related to the Services, including without limitation any such responses, to Unicycive for Unicycive’s review and approval before submission. Ascent shall take all reasonable actions requested by Unicycive to cure any deficiencies noted during any such inspection or audit. Unicycive shall be responsible for the costs and expenses incurred in connection with preparing any responses to such investigation or audit.

11	INDEMNIFICATION

11.1	Unicycive Obligations. Unicycive shall indemnify and hold harmless Ascent, its affiliates, officers, directors, representatives and employees from and against any claims, demands, suits, actions, losses, damages, expenses and other liabilities (including without limitation court costs, legal fees, awards or settlements) (each, a “Liability”) arising from (i) Unicycive’s negligence or willful misconduct, (ii) Unicycive’s breach of this Agreement or any Statement of Work, or (iii) personal injury or death arising as a result of use or administration of any Unicycive study drug or device, including the Compound, to any study subject in accordance with the terms of the applicable Statement of Work, except to the extent that any such Liabilities are subject to Ascent’s indemnification obligations under Section 11.2.

11.2	Ascent Obligations. Ascent shall indemnify and hold harmless Unicycive, its affiliates, officers, directors, representatives and employees from and against any Liability arising from (i) Ascent’s negligence or willful misconduct, or (ii) Ascent’s breach of this Agreement or any Statement of Work, except to the extent that any such Liabilities are subject to Unicycive’s indemnification obligations under Section 11.1.

11.3	Notification. Each Party seeking indemnification under this Article 11 shall, as a condition thereto, notify the indemnifying Party promptly (such period not to exceed ten (10) days) after the receipt of notice of the Liability; provided, however, that the indemnifying Party shall not be released from its obligations under this Article 11 if any failure to promptly notify the indemnifying Party does not materially prejudice the defense of such Liability. The indemnifying Party shall have the right to select defense counsel and to direct the defense or, with the consent of the indemnified Party (which consent shall not be unreasonably withheld) settlement of, any Liability. In the event that representation of an indemnified Party and the indemnifying Party by the same counsel would be a conflict of interest for such counsel, the indemnified Party may select its own independent counsel without relieving the indemnifying Party of its obligations under this Article 11. Under no circumstances shall an indemnified Party settle or otherwise compromise any Liability without the indemnifying Party’s prior written consent.

12	INSURANCE

12.1	Insurance. Ascent shall maintain in force during the term of this Agreement, at its own cost and expense, insurance in quantities and types as is customary in the industry for the type of Services to render under the Agreement. Upon request by Unicycive, Ascent shall provide to Unicycive evidence of such insurance.

13	INTELLECTUAL PROPERTY RIGHTS

13.1	Existing Technologies. Each Party owns and shall retain all right, title and interest in, to and under any and all intellectual property controlled by such Party prior to the Effective Date, and, except as expressly set forth in this Agreement, no right or license to such prior intellectual property is granted by either Party to the other Party. Notwithstanding the foregoing, in the event that any intellectual property owned or controlled by Ascent prior to the Effective Date, or developed and owned or controlled by Ascent after the Effective Date, without reference to or reliance upon the Compound, any Unicycive Confidential Information or any Unicycive Supplied Materials (the “Ascent IP”) is incorporated into the Deliverables, Ascent hereby grants Unicycive a non-exclusive, perpetual, royalty-free, fully paid, transferable, sublicenseable license under the Ascent IP to the extent required for Unicycive to use the Deliverables.

13.2	Inventions. Unicycive shall own all right, title and interest in and to the Compound, the Unicycive Supplied Materials and any and all materials, documents, information, protocols, and procedures generated, conceived or developed by Ascent in the course of or as a result of the Services performed hereunder, including without limitation the Deliverables, excluding any Ascent IP. Unicycive shall own all rights, title and interest in any ideas, inventions, discoveries, techniques, methods, processes, trade secrets or other know-how, whether patentable or not, that (i) relate to the Unicycive Supplied Materials (including without limitation the Compound), (ii) arise from the materials, documents, information, protocols, or procedures above described, or which are generated, conceived or developed in the course of or as a result of the Services performed under this Agreement and any Statement of Work, or (iii) arise as a result of Unicycive’s disclosure of Confidential Information to Ascent, and for each of cases (i)- (iii), any and all intellectual property therein (collectively, the “Inventions”). Ascent hereby assigns to Unicycive all of Ascent’s right, title and interest in and to the Inventions and agrees to take all reasonable actions necessary to give effect to such assignments, and Unicycive agrees to reimburse Ascent for reasonable expenses incurred in relation to such activities.

13.3	Assignment by Employees. Ascent hereby represents that all employees, consultants, and any other permitted persons acting on Ascent’s behalf during its performance of the Services shall be obligated to assign to Unicycive, or obligated to assign to Ascent , and Ascent assigns to Unicycive pursuant to Section 13.2, all rights to any and all Inventions conceived or developed by such employees or other persons and to take all reasonable actions necessary to give effect to such assignments. Unicycive agrees to reimburse Ascent for reasonable expenses incurred in relation to such activities.

14	TERM AND TERMINATION

14.1	Term. This Agreement shall become effective as of the Effective Date and shall continue in full force and effect until terminated by either Party in accordance with this Article 14, provided that in the event that there are Services being provided under any Statement of Work at the date of termination of this Agreement, then subject to Section 14.6, this Agreement and all such Statements of Work shall remain in force upon their terms until the completion of all Services under such Statement of Work, unless Unicycive requests in writing that Ascent also terminates the provision of Services under such Statement of Work earlier. Subject to the foregoing sentence, each Statement of Work shall be effective upon the date specified therein and shall terminate upon the later of (i) the completion of the Services to be provided thereunder; or (ii) Ascent’s receipt of all fees due under such Statement of Work, unless earlier terminated pursuant to this Article 14.

14.2	Termination for Convenience. Unicycive may, upon thirty (30) days’ prior written notice to Ascent, terminate this Agreement or any Statement of Work at any time and for any reason. Ascent may terminate this Agreement upon sixty (60) days prior written notice to Unicycive at any time, provided that such termination will not be effective with respect to any Statements of Work under which Ascent is providing Services at the date of such termination, until the completion of all Services under such Statements of Work.

14.3	Termination for Insolvency. Either Party may terminate this Agreement and all Statements of Work immediately upon provision of written notice if the other Party files for insolvency or bankruptcy or equivalent proceeding in any jurisdiction, and such filing is not dismissed within sixty (60) days after such filing.

14.4	Termination for Breach. In the event either Party breaches any material term of this Agreement or any Statement of Work and if such breach has not been cured within thirty (30) days after the breaching Party’s receipt of written notice of such breach from the non-breaching Party, the non-breaching Party may terminate this Agreement or the applicable Statement of Work immediately.

14.5	Effects of Termination. Termination of this Agreement pursuant to this Article 14 shall not affect other remedy, statutory or contractual, otherwise available to the terminating Party, including the right to claim damages against the other Party.

14.6	Payments on Termination. If this Agreement is terminated under any circumstances, Unicycive shall pay all reasonable costs, if any, actually incurred for Services performed prior to the date of termination; provided, however that Ascent shall not continue performing Services after receipt of notice of termination except to the extent specifically authorized by Unicycive. The total of such payments, including without limitation any non-cancelable costs incurred by Ascent in performing the Services, shall not exceed the aggregate maximum budgets established in all applicable Statements of Work. If an individual Statement of Work is terminated under any circumstances, Unicycive shall pay all reasonable costs, if any, actually incurred for Services performed prior to the date of termination; provided, however that Ascent shall not continue performing Services after receipt of notice of termination except to the extent specifically authorized by Unicycive. The total of such payments, including without limitation any non-cancelable costs incurred by Ascent in performing the Services, shall not exceed the maximum budget established in such Statement of Work. Ascent shall use all reasonable efforts to mitigate termination and wind down costs to Unicycive. If it is necessary for Ascent to incur additional costs not specified in a Statement of Work in winding down any Services following the date of notice of termination of this Agreement or an individual Statement of Work, Ascent shall notify Unicycive in writing of such costs and their amount, and seek Unicycive’s consent to such expenditure, such consent not to be unreasonably withheld or delayed; provided that any wind-down costs incurred as a result of termination of this Agreement or any Statement of Work for Ascent’s material breach under Section 14.4 shall be the responsibility of Ascent. Unicycive shall have no liability for wind-down costs incurred without its consent. In the event of any dispute of payments hereunder, Unicycive shall pay the undisputed amounts and the parties shall work together to resolve any disputed amounts as promptly as possible. Any prepayments or overpayments by Unicycive, after subtracting any amounts owed by Unicycive to Ascent pursuant to this Section 14.6, shall be refunded in full to Unicycive, within thirty (30) days following the effective date of termination of this Agreement.

14.7	Survival. Articles 4 (Confidentiality) (for the period of time specified in Section 4.5), 6 (Protection of Personal Data), 10 (Investigations by Regulatory Authorities), 11 (Indemnification), 12 (Insurance) (for the period of time specified therein), 13 (Intellectual Property Rights), 15 (Disclaimer; Limitation of Liability) and 16 (Miscellaneous), and Sections 8.3 (Correction of Deliverables), 8.4 (Ownership of Deliverables), 9.1 (Custody of Materials), 9.2 (Return or Delivery of Materials), 9.3 (Retention by Ascent) (for any period of time beyond expiration or termination agreed by the Parties), 14.5 (Effects of Termination), 14.6 (Payments on Termination), and this 14.7 (Survival) of this Agreement shall survive the expiration or termination of this Agreement.

15	DISCLAIMER; LIMITATION OF LIABILITY

15.1	Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY, AND BOTH PARTIES HEREBY DISCLAIM ALL, REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT.

15.2	Limitation of Liability. EXCEPT FOR BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 4 OR ITS INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 11, UNDER NO CIRCUMSTANCES WHATSOEVER WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS OR LOSSES RESULTING FROM BUSINESS INTERRUPTION, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES. EXCEPT FOR ITS INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 11, IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR ANY AND ALL CLAIMS, LOSSES OR DAMAGES ARISING OUT OF OR RELATING TO, IN WHOLE OR IN PART, THIS AGREEMENT, ANY STATEMENT OF WORK, OR ANY SERVICES PROVIDED HEREUNDER OR THEREUNDER EXCEED THE TOTAL AMOUNT OF ALL FEES PAID BY Unicycive TO ASCENT UNDER THE STATEMENT OF WORK PURSUANT TO WHICH SUCH LIABILITY AROSE.

16	MISCELLANEOUS

16.1	Governing Law and Jurisdiction. This Agreement shall be governed by the laws of Japan. The Parties hereby agree that Japan, shall have exclusive jurisdiction as a court of first instance over any dispute that may arise in connection with this Agreement which cannot be settled amicably by the Parties.

16.2	Entire Agreement. This Agreement, together with any Exhibits and all executed Statements of Work, each of which are incorporated into this Agreement, sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings between them concerning such subject matter. If there is any conflict, discrepancy or inconsistency between the terms of this Agreement and any Statement of Work, the terms of this Agreement will control unless otherwise expressly provided in the applicable Statement of Work. Any amendment to or additions to this Agreement or any Statement(s) of Work shall not be binding unless rendered in writing and signed or sealed by the duly authorized representatives of each of the Parties.

16.3	Assignment; No Third Party Beneficiaries. Neither Party shall assign this Agreement, any Statement or Work, or any rights or obligations hereunder or thereunder without the prior written approval of the other Party; provided, however, without such consent, either Party may assign this Agreement or a Statement of Work to an affiliate or a successor in interest by reason of merger, acquisition or sale of substantially all of the business to which this Agreement relates. No person or entity not a party to this Agreement (other than permitted successors and assigns) shall have any rights under or by virtue of this Agreement.

16.4	Amendment & Waiver. No change, modification, or addition or amendment to this Agreement, or waiver of any term or condition of this Agreement, is valid or enforceable unless in writing and signed and dated by the authorized officers of both Parties. No change, modification or addition or amendment to any Statement of Work, or waiver of any term or condition of any Statement of Work, is valid or enforceable unless included in a Change Order executed by both parties pursuant to Section 1.5. Any waiver of any breach of any term or condition shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term or condition. The failure of any Party to insist upon strict performance of any term or condition hereunder shall not constitute a waiver of, or otherwise impair, such Party’s right to demand strict compliance therewith in the future.

16.5	Notices. All notices and other communications required or permitted under this Agreement shall be in writing, electronic mail or by confirmed fax, and shall be deemed to have been duly given (i) upon personal delivery, (ii) upon deposit with a recognized courier with next-day delivery instructions, (iii) one (1) business day after sending, if sent by electronic mail and no delivery failure notification has been received, or (iv) upon confirmation of transmission, if sent by confirmed fax, to the address or fax number set forth below or such other address or fax number as either Party may specify by notice sent in accordance with this Section 16.5:

Unicycive:	Unicycive Therapeutics, Inc.
5150 El Camino Real, Suite A-32, Los Altos, CA 94022
Email: pramod.gupta@unicycive.com

Ascent:	Ascent Development Services, Inc.
Shibuya SOLASTA 3F, 1-21-1 Dogenzaka, Shibuya-ku, Tokyo 150-0043, Japan
Attn: John Winebarger
Email: john.winebarger@ascent-dev.com

16.6	Severability. If one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

16.7	Force Majeure. If the performance of this Agreement or any Statement of Work by either Party is prevented, restricted, interfered with or delayed (either totally or in part) by reason of any cause beyond the reasonable control of the Party whose performance is so affected, such as acts of God, explosion, disease, extreme weather, earthquake, war, insurrection, civil strike, riots, or power failure, such affected Party shall, upon giving written notice to the other Party, be excused from such performance during the pendency, and to the extent of such prevention, restriction, interference or delay; provided, that the affected Party shall use commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.

16.8	Independent Contractors. The relationship established between the Parties by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either Party the power to direct and/or control the day-to-day activities of the other, (ii) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow a Party to create or assume any obligation on behalf of the other Party, or to bind the other Party in regard of to any contract, agreement or undertaking with a third party, for any purpose whatsoever, except as contemplated by this Agreement or any Statement of Work.

16.9	Counterparts; Electronic Delivery. This Agreement may be executed simultaneously in two counterparts, either one of which need not contain the signature of more than one Party but both such counterparts taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile, by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

Unicycive Therapeutics, Inc.

Signature:	/s/ Shalabh Gupta
Name:	Shalabh Gupta, MD, MPA
Title:	President & CEO
Date:	Feb 18, 2021

Ascent Development Services, Inc.

Signature:	/s/ John Winebarger
Name:	John Winebarger
Title:	CEO
Date:	2021年2月19日

STATEMENT OF WORK NO. 1

This Statement of Work No. 1, together with the attached Appendix A (“Budget and Payment Terms”) and Appendix B (“Description and Tentative Timeline for Services”) (collectively, this “Statement of Work”), is agreed as of 08 February 2021 (the “Effective Date”) pursuant to the Master Services Agreement (“MSA”) dated 08 February 2021, between Unicycive Therapeutics, Inc. (“Unicycive”) and Ascent Development Services, Inc. (“Ascent”). All of the terms, covenants, and conditions set forth in the MSA are incorporated herein by reference as if the same had been set forth herein in full. Unless otherwise defined in this Statement of Work, all capitalized terms shall have their respective meanings ascribed to them in the MSA.

1.	Project Name: Strategic Development and PMDA Informal and Formal Consultations

2.	Term: The term of this Statement of Work shall begin on the Effective Date and end on or about 31 December 2021.

3.	Product: Renazorb

4.	Unicycive Manager: Pramod Gupta, Head of Development

5.	Description of and Tentative Timeline for Services: See Appendix B.

6.	Maximum amount Unicycive is required to pay: *(including pass- through costs).

7.	All Invoices must contain: Statement of Work Number, Product Name, Protocol Number(s) (if applicable), Unicycive contact name, Date(s) of Service, Unicycive Finance Code(s)

8.	Invoices should be sent to: unicycive@bill.com

Unicycive Therapeutics, Inc.
5150 El Camino Real, Suite A-32,
Los Altos, CA 94022

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IN WITNESS WHEREOF, the Parties hereto have executed this Statement of Work as of the Effective Date.

Unicycive Therapeutics, Inc.		Ascent Development Services, Inc.

By:	/s/ Shalabh Gupta	By:	/s/ John Winebarger
Name:	Shalabh Gupta, MD, MPA	Name:	John Winebarger
Title:	President & CEO	Title:	CEO
Date:	Feb 18, 2021	Date:	2021年2月19日

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APPENDIX A

BUDGET AND PAYMENT TERMS

1)	This entire project costs for providing the Services described in Appendix B are as follows:

Total Direct Fees		Travel & Other Pass-Thru Costs		TOTAL COSTS
¥	*	¥	*	¥	*

2)	Unicycive shall remit payments to Ascent according to the following schedule:

Upon execution of this Statement of Work, Unicycive shall make an Upfront Payment equal to 50% of the estimated total direct costs (¥*) and thereafter Ascent shall invoice Unicycive on a monthly time and materials basis for the time actually spent engaged in providing the Services. Ascent shall not invoice Unicycive for direct fees in excess of ¥*. The amount of each invoice shall reflect the Upfront Payment as a credit.

3)	Ascent shall additionally invoice Unicycive on a monthly basis for various pass-through costs incurred and provide appropriate documentation of the expenses. Ascent shall obtain written approval from Unicycive prior to incurring pass-through costs in excess of the projected total of ¥*.

4)	Unicycive shall make payment to Ascent immediately upon receipt of an undisputed invoice for the Upfront Payment, and within 30 days of receipt of any undisputed invoice for the remaining monthly payments consistent with the terms of the Agreement.

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APPENDIX B

DESCRIPTION AND TENTATIVE TIMELINE FOR SERVICES

Ascent shall provide Services related to Informal and Formal PMDA Consultations for Renazorb (the “Project”).

1.	PROJECT

1.1.	Scope of Work

The scope of activities to be conducted by Ascent related to the Project shall include but not limited to the following:

Informal PMDA Meeting

➢	Informal PMDA Meeting Application Process

o	US Non-clinical Data Package Review and Proposal of Japanese Non- clinical Data Package

o	Preparation of Executive Summary for Renazorb and development strategy and creation of development/ scientific slide deck to reflect Japan strategy

o	Discussion of Executive Summary and slide deck via TC with Unicycive to gain detailed strategic consensus

o	Discussion of Renazorb & strategy with 1 KOL & reporting to Unicycive

o	Application to PMDA (including Executive Summary) and maintenance of administrative communication with PMDA through meeting

➢	Informal PMDA Meeting Prep & Execution

o	Finalization of strategy and slide deck through TCs with Unicycive

o	Preparation for and conduct of PMDA meeting & conduct wrap up

o	Planning for and conduct of face-to-face meeting with KOL

o	Creation of meeting minutes for PMDA and KOL meetings

Formal PMDA Meeting

➢	Formal PMDA Meeting Application Process

o	Provision of guidance for Unicycive to prepare English language scientific explanation of Renazorb and its Japan development strategy based on FDA Pre-IND documentation which will be used as a guide to create the Japanese language Briefing Document (The Japanese Briefing Document will not be a literal translation)

o	Creation of Japanese Language Briefing Document and provision of AI English back-translation

➢	Formal PMDA Meeting Preparation & Execution
o	Submission of Briefing Document to PMDA and management of 6-week Q&A process with PMDA
o	Conduct of preparatory meetings with Unicycive with KOL, execution of PMDA and wrap up meetings, and finalization of meeting minutes with PMDA

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1.2.	Budget

CLINICAL STRATEGY / INFORMAL PMDA MEETING COSTS
Informal PMDA Meeting Application Process	Costs
US Non-clinical Data Package Review and Proposal of Japanese Non-clincal Data Package	*
Prepare Executive Summary for Renazorb & development strategy and create development/ scientific slide deck (English) to reflect Japan strategy	*
Discuss Executive Summary and slide deck via TC with Unicycive to gain detailed strategic consensus	*
Ascent discusses Renazorb & strategy with 1 KOL & reports to Unicycive	*
Create Executive Summary in Japanese for PMDA	*
Apply to PMDA (including Executive Summary) and maintain administrative communication with PMDA through meeting	*
Informal PMDA Meeting Prep & Executiveution
Finalize strategy and slide deck in English through TCs with Unicycive	*
Translate final slide deck into Japanese	*
Prepare for and conduct PMDA meeting & conduct wrap up	*
Plan for and conduct F2F meeting with KOL	*
Produce meeting minutes for PMDA and KOL meetings	*
Subtotal (Direct) JPY	*
Passthrough Costs
Meeting Rooms & Miscellaneous	*
Simultaneous Interpreters	*
Subtotal Passthrough Costs JPY	*
TOTAL COST JPY (KOL/ Informal/ Strategy)	*
CLINICAL FORMAL PMDA MEETING COSTS
Formal PMDA Meeting Application Process

Ascent provides guidance for Unicycive to prepare English language scientific explanation of Renazorb and its Japan development strategy based on FDA Pre-IND documentation- which will be used as a guide to create the Japanese language Briefing Document (the Japanese Briefing Document will not be a literal translation)

*
Create Japanese Language Briefing Document and provide AI English back-translation	*
Formal PMDA Meeting Prep & Executiveution

Submit Japanese Briefing Document to PMDA and manage 6-week Q&A process with PMDA (typically 3 review cycles with numerous telephone and email communications, includes Slide Deck preparation for Formal Meeting)

*
Conduct preparatory meetings with Unicycive with KOL, Executiveute PMDA and wrap up meetings, and finalize meeting minutes with PMDA	*
Subtotal (Direct) JPY	*
Passthrough Costs
Meeting Rooms & Miscellaneous	*
Simultaneous Interpreters	*
PMDA User Fees	*
Subtotal Passthrough Costs JPY	*
TOTAL COST JPY (Formal PMDA Consultation)	*
COMBINED INFORMAL & FORMAL PMDA MEETING COSTS
GRAND TOTAL (JPY) FOR INFORMAL & FORMAL PMDA MTGS	*

1.3.	Timeline

*

1.4.	Deliverables

➢	Informal PMDA Meeting Application Form including Executive Summary of Renazorb

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➢	Presentation slide deck(s) for Informal PMDA and KOL meetings

➢	Meeting minutes for Informal PMDA and KOL meetings

➢	Formal PMDA Meeting Briefing Document and presentation slide deck of Renazorb

➢	PMDA Formal Meeting minutes

2.	PROJECT TEAM

2.1.	Project Team

The following proposed Ascent team members will be responsible for the respective functional roles related to the implementation of the Project listed below.

Name	Role	Hourly Rate
John Winebarger	Strategic Lead	*
Aki Tsutsui	Strategic Communications Support	*
Kazuhiro Kanmuri, PhD	Japan Development Lead	*
Noboru Sato, PhD	Regulatory Lead/ Non-Clinical Assessment	*
Yuki Kurai	Regulatory/ Project Management Lead	*
Mikako Miyako	Senior Regulatory Associate	*
Erika Zhang	Project Assistant	*
Key Opinion Leader (Approved by Unicycive)		*

2.2.	Project Management

Overall responsibility for Services will reside with Mr. John Winebarger. In carrying out these responsibilities Mr. Winebarger will be supported by the team members listed above.

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